            This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-31351

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED OCTOBER 10, 1997)


                        1,940,960 Shares of Common Stock

                          FPA MEDICAL MANAGEMENT, INC.


        This Prospectus Supplement supplements information contained in that certain Prospectus dated October 10, 1997 (the Prospectus as supplemented, the "Prospectus") relating to the potential sale from time to time of up to 1,940,960 Individual Shares by the Selling Stockholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

        The following table supplements the information set forth in the Prospectus under the caption "Selling Stockholders" with respect to the Selling Stockholders and the respective number of shares of FPA Common Stock beneficially owned by each such Selling Stockholder.

                                 Shares                       Shares to be
                           Beneficially owned               Beneficially Owned
                            Before Offering                   After Offering
                           ------------------    Shares     ------------------
Name(1)                    Number     Percent    Offered    Number     Percent
-------                    ------     -------    -------    ------     -------
Anthony L. Pollard         8,012         *        8,012       --          --
Dipak Desai                8,012         *        8,012       --          --
Paul Stewart               8,012         *        8,012       --          --
Larry Lamoreux               835         *          835       --          --

------------------------------
(1) The information set forth herein is as of November 17, 1997 and will be updated as required.

 *  Less than one percent.

        Paragraph three of the "Plan of Distribution" is amended to add the following sentence after the third sentence thereof: "The Selling Stockholders may also pledge the Individual Shares registered hereunder to a broker-dealer and upon a default under such pledge the broker-dealer may effect sales of the Individual Shares pledged pursuant to this Prospectus."

          The date of this Prospectus Supplement is November 17, 1997